Exhibit 99.1

Allied Nevada Drills 36 Meters Grading 3.13 g/t Gold Equivalent in the North Brimstone Area at the Hycroft Mine

September 9, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to provide an update on recent North Brimstone drilling at its wholly owned Hycroft mine, located west of Winnemucca, Nevada. Highlights from this drilling include 36 meters grading 3.13 g/t AuEq (2.52 g/t Au and 35 g/t Ag) and 50 meters grading 1.01 g/t AuEq (0.57 g/t Au and 25 g/t Ag). The intercepts encountered in these recently drilled holes are higher than the average proven and probable reserve grades of 0.48 g/t Au and 7.54 g/t Ag.

The following table includes significant intercepts encountered in the North Brimstone drilling. Assays indicate that the material is potentially oxide leachable material.

				GRADE
	FROM	TO	INTERVAL	Au	Ag	AuEq
	meters	meters	meters	g/t	g/t	g/t
H10R-3439	187	223	36	2.52	35	3.13
H10R-3986	172	206	34	1.40	22	1.77
H10R-3988	162	212	50	0.57	25	1.01
H10R-3991	198	244	46	0.54	16	0.81
H10R-3993	201	221	20	1.02	21	1.39
H10R-3994	126	149	23	0.58	39	1.26
H10R-3438	79	99	20	0.64	46	1.45

“Drilling in the North Brimstone area has been encouraging, with the grades encountered in these intercepts being higher than the average gold and silver grades of our proven and probable reserves,” commented Dave Flint, Vice President, Exploration for Allied Nevada. “Based on these encouraging results, we are planning to drill six additional holes in the North Brimstone area, with a goal of expanding the resource in this area by year-end.”

This area of drilling is located north of the producing Brimstone Mine, and is not included within the current proven and probable reserve pit. The North Brimstone material is contiguous with the Brimstone deposit to the south. At present this zone is approximately 250 by 185 meters, and extends to a depth of 240 meters.

Year-to-date, 263 infill and exploration holes totaling 63,468 meters have been drilled at Hycroft. The exploration program for the second half of 2010 consists of an additional 160 holes. Allied Nevada continues to explore with a drill fleet of eight rigs, with a focus on infill and expansion of the oxide and sulfide mineralization, as well as providing material for engineering, slope stability analysis and ongoing metallurgical testing.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are gathered on-site and validated by Allied Nevada and Scott E. Wilson Consulting, Inc. geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold and silver determined using industry standard fire assay methods with an atomic absorption finish. Gold and silver over limits are determined using fire assay with a gravimetric finish.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has verified the information and has reviewed and approved the contents of this news release.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates; estimates of gold and silver grades; our planned exploration program for the second half of 2010 and the expected benefits therefrom; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report dated April 1, 2010 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com to view a full list of assays received to date for holes drilled in the 2010 program.

Hycroft: North Brimstone Drilling | 2